Exhibit 4.7

NAVIGATOR HOLDINGS LTD.

STOCK OPTION AGREEMENT

(UK EMPLOYEES)

THIS STOCK OPTION AGREEMENT (this “Agreement”) evidences an award made as of the     day of             (the “Date of Grant”), between NAVIGATOR HOLDINGS LTD., a Marshall Islands corporation (the “Company”), and            (the “Employee”).

1. The Grant. Pursuant to the NAVIGATOR HOLDINGS LTD. 2013 LONG-TERM INCENTIVE PLAN, as the same may be amended from time to time (the “Plan”), and subject to the conditions set forth below, the Company hereby awards to the Employee, effective as of the Date of Grant, the right and option to purchase (the “Option”) an aggregate number of             shares (the “Option Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), at an exercise price equal to $         per share (the “Exercise Price”), in accordance with the terms and conditions set forth herein and in the Plan (the “Award”). This Option is not intended to be an Incentive Stock Option. To the extent any provision of this Agreement conflicts with the expressly applicable terms of the Plan, those terms of the Plan shall control, and if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.

2. Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a) “Cause” shall have the meaning set forth in any written employment or consulting agreement between the Company (or one of its affiliates) and the Employee. If the Employee is not party to such an agreement that defines these terms, then for purposes of this Agreement, “Cause” shall mean a determination by the Company or its employing affiliate (the “Employer”) that the Employee (i) has engaged in gross negligence, gross incompetence, or misconduct in the performance of the Employee’s duties with respect to the Employer or any of their affiliates; (ii) has failed without proper legal reason to perform the Employee’s duties and responsibilities to the Employer or any of its affiliates; (iii) has breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Employer or any of its affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Employer or any of its affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

(b) “Disability” shall have the meaning set forth in any written employment or consulting agreement between the Company (or one of its affiliates) and the Employee. If the Employee is not party to such an agreement that defines these terms, then for purposes of this Agreement, “Disability” shall mean the Employee being unable to perform the Employee’s duties or fulfill the Employee’s obligations under the terms of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three months as determined by the Employer and certified in writing by a competent medical physician selected by the Employer.

(c) “Involuntary Termination” shall mean a termination of the Employee’s employment by the Company or an affiliate for a reason other than for Cause.

(d) “Sufficient Shares” shall mean the smallest number of Option Shares which, when sold, will produce an amount at least equal to the relevant Tax Liability (after deduction of brokerage fees and any other charges or taxes on the sale).

(e) “Taxable Event” shall mean any event or circumstance that gives rise to a liability for the Employee, Company or Employer to pay income tax and National Insurance Contributions (“NICs”) or either of them (or their equivalents in any jurisdiction) in respect of:

(i) the Option, including its exercise, its assignment or surrender for consideration, or the receipt of any benefit in connection with it;

(ii) any Common Stock and/or Option Shares (or other securities or assets):

(A) earmarked or held to satisfy the Option;

(B) acquired on exercise of the Option;

(C) acquired as a result of holding the Option; or

(D) acquired in consideration of the assignment or surrender of the Option;

(iii) any securities (or other assets) acquired or earmarked as a result of holding Common Stock and/or Option Shares (or other securities or assets) mentioned in (ii); or

(d) any amount due under United Kingdom PAYE in respect of securities or assets within (i) to (iii) above, including any failure by the Employee to make good such an amount within the time limit specified in section 222 of the United Kingdom’s Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”).

(f) “Tax Liability” shall mean the total of:

(i) any income tax and primary class 1 (employee) NICs (or their equivalents in any jurisdiction) for which the Company and/or any Employer (or former Employer) of the Employee is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event; and

(ii) any secondary class 1 (employer) NICs (or the equivalent in any jurisdiction) that the Company and/or any Employer (or former Employer) of the Employee is or may be liable to pay (or reasonably believes it is or may be liable to pay) as a result of any Taxable Event which can be recovered lawfully from the Employee.

3. Exercise.

(a) Option Shares shall be deemed “Nonvested Shares” unless and until they become “Vested Shares”. Subject to other terms and conditions set forth herein, the Option shall vest and become exercisable as to the specified percentage of Option Shares on the applicable dates set forth in the following vesting schedule, provided that the Employee has been continuously employed by the Company from the Date of Grant through such date(s):

Vesting Date	Percentage of Option Shares that become Vested and Exercisable

Notwithstanding the schedule set forth above, if the Employee’s employment with the Company is terminated by reason of death or Disability or due to an Involuntary Termination, then all Option Shares shall become Vested Shares effective as of the date of such termination. In addition, the Committee shall retain the discretion to accelerate the vesting of all or part of any Option Shares in the event of Employee’s resignation in the event that the Committee determines, in its sole discretion, that such accelerated vesting is appropriate. Any Option Shares that do not become Vested Shares in accordance with the preceding provisions of this Section 3(a) shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.

(b) The Option shall in all events terminate at the close of business on the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”). Subject to the relevant provisions and limitations contained herein and in the Plan, the Employee may exercise the Option to purchase all or a portion of the applicable number of Vested Shares at any time prior to the termination of the Option pursuant to this Agreement Notwithstanding the foregoing, unless otherwise provided for by the Committee, the Option shall expire and cease to be exercisable with respect to the Vested Shares on the date that is three months after the date of the Employee’s employment with the Company terminates for any reason (if such date is earlier than the Expiration Date). No less than 500 Vested Shares may be purchased at any one time unless the number purchased is the total number of Vested Shares at that time purchasable under the Option. In no event shall the Employee be entitled to exercise the Option for any Nonvested Shares or for a fraction of a Vested Share.

(c) Any exercise of the Option by the Employee shall be in writing and addressed to the Chief Financial Officer of the Company. Exercise of the Option shall be made by delivery to the Company by the Employee (or other person entitled to exercise the Option as entitled hereunder) of (i) an executed “Notice of Stock Option Exercise” (in substantially the form attached hereto as Exhibit A) and (ii) payment of the aggregate Exercise Price for Option Shares purchased pursuant to the exercise.

(d) Payment of the Exercise Price may be made, at the Employee’s election, with the approval of the Company, (i) in cash, by certified or official bank check or by wire transfer of immediately available funds, (ii) by delivery to the Company of a number of shares of Stock having a Fair Market Value as of the date of exercise equal to the Exercise Price, or (iii) by net issue exercise, pursuant to which the Company will issue to the Employee a number of shares of Stock as to which the Option is exercised, less a number of shares with a Fair Market Value as of the date of exercise equal to the Exercise Price.

(e) If the Employee is on a leave of absence for any reason, the Company may, in its sole discretion, determine that the Employee is still considered to be in the employ of or providing services for the Company, provided that rights to the Option will be limited to the extent to which those rights were earned or vested when the leave of absence began. No period of UK statutory maternity, paternity or adoption leave shall count as a leave of absence for the purposes of this Agreement, and any Employee on such leave shall be deemed to be continuing to provide services for the Company throughout any such period.

(f) If the Option is intended to be an Incentive Stock Option, then in the event the Option Shares (and all other options designed pursuant to Section 422 of the Code granted to the Employee by the Company or any parent of the Company or Subsidiary) that first become exercisable in any calendar year have an aggregate Fair Market Value (determined for each Option Share as of the Date of Grant) that exceeds $100,000, the Option Shares in excess of $100,000 shall be treated as subject to a nonstatutory Option.

4. Taxation.

(a) The Employee irrevocably agrees to:

(i) pay to the Company, his Employer or former Employer (as appropriate) the amount of any Tax Liability; or

(ii) enter into arrangements to the satisfaction of the Company, his Employer or former Employer (as appropriate) for payment of any Tax Liability.

(b) The Employee irrevocably agrees that:

(i) the Employee will reimburse the Company, his Employer or former Employer (as appropriate) for any secondary class 1 (employer) NICs (or any similar liability for social security contribution in any jurisdiction) which:

(A) the Company or any Employer (or former Employer) of the Employee is liable to pay as a result of any Taxable Event; and

(B) may be lawfully recovered by the Company or any Employer (or former Employer) from the Employee; and

(ii) at the request of the Company, his Employer or former Employer, the Employee shall join that person in making a valid election to transfer to the Employee the whole or any part of the liability for secondary class 1 (employer) NICs (or any similar liability for social security contribution in any jurisdiction) described in Section 4(b)(i).

(c) If:

(i) the Employee does not fulfil his obligations arising under Section 4(b)(i) or Section 4(b)(ii) in respect of any Tax Liability relating to the exercise of the Option within seven days after the date of exercise; and

(ii) Common Stock is readily saleable at that time,

the Company shall withhold Sufficient Shares from the Option Shares which would otherwise be delivered to the Employee. From the net proceeds of sale of those withheld Option Shares, the Company shall:

(i) retain (if the Company is to account for or pay the relevant Tax Liability); or

(ii) pay to the Employee’s Employer or former Employer (if that person is liable to account for or pay the relevant Tax Liability),

an amount equal to the Tax Liability, and shall pay any balance to the Employee. The Employee’s obligations under Section 4(a) shall not be affected by any failure of the Company to withhold Option Shares under this Section 4(c).

(d) The Employee irrevocably agrees to enter into a joint election in respect of the Option Shares under section 431(1) or section 431(2) of ITEPA, if required to do so by the Company, his Employer or former Employer, on or before the date of exercise of the Option.

(e) The Employee hereby appoints the Company (acting by any of its directors from time to time) as the Employee’s attorney to:

(i) sell Sufficient Shares as specified in Section 4(c) and deal with the proceeds of that sale in accordance with Section 4(c); and

(ii) execute any joint election required to be entered into under Section 6(d), in the Employee’s name and on the Employee’s behalf.

(f) The Company may appoint one or more persons to act as substitute attorney(s) for the Employee and to exercise one or more of the powers conferred on the Company by the power of attorney set out in Section 6(e), other than the power to appoint a substitute attorney. The Company may subsequently revoke any such appointment.

(g) The power of attorney set out in Section 4(e) shall be irrevocable, save with the consent of the Company, and is given by way of security to secure the interest of the Company (for itself and as trustee under this Agreement on behalf of any Employer or former Employer of the Employee) as a person liable to account for or pay any relevant Tax Liability.

(h) The Employee declares that a person who deals in good faith with the Company or any substitute attorney as the Employee’s attorney appointed under Section 4(e) may accept a written statement signed by that person to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.

(i) The Employee shall have no rights to compensation or damages on account of any tax or NICs (or its or their equivalent in any jurisdiction) liability which arises or is increased (or is claimed to arise or be increased) in whole or in part for any reason.

(j) The Company is making no representation or warranty as to the tax consequences to the Employee as a result of the receipt of the Option, the vesting of the Option, or the exercise of the Option

5. No Shareholder Rights. The Option granted pursuant to this Agreement does not and shall not entitle the Employee to any rights of a holder of Common Stock prior to the date that shares of Common Stock are issued to Employee following exercise of the Option. The Employee’s rights with respect to the Option shall remain forfeitable at all times prior to the date on which the Option Shares become vested and are exercised in accordance with Section 3.

6. Clawback. Notwithstanding any provisions in the Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of the Common Stock delivered hereunder), whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder.

7. Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company or a Subsidiary. Without limiting the scope of the preceding sentence, it is specifically provided that the Employee shall be considered to have terminated employment or service with the Company at the time of the termination of the “Subsidiary” status of the entity or other organization that employs or engages the Employee. Nothing in the adoption of the Plan, nor the award of the Option thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by or service with the Company or affect in any way the right of the Company to terminate such employment or service at any time. Unless otherwise provided in a written employment or consulting agreement or by applicable law, the Employee’s employment by or service with the Company shall be on an at-will basis, and the employment or service relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.

8. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at the Employee’s principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

9. Notice of Sales Upon Disqualifying Disposition of ISO. If the Option is designated as an Incentive Stock Option in Section 1, the Employee must comply with the provisions of this Section 9. The Employee must promptly notify the Chief Financial Officer of the Company if the Employee disposes of any of the shares acquired pursuant to the Option within one year after the date the Employee exercises all or part of the Option or within two years after the Date of Grant. Until such time as the Employee disposes of such shares in a manner consistent with the provisions of this Agreement, unless otherwise expressly authorized by the Company, the Employee must hold all shares acquired pursuant to the Option in the Employee’s name (and not in the name of any nominee) for the one-year period immediately after the exercise of the Option and the two-year period immediately after the Date of Grant. At any time during the one-year or two-year periods set forth above, the Company may place a legend on any certificate representing shares acquired pursuant to the Option requesting the transfer agent for the Company’s stock to notify the Company of any such transfers. The Employee’s obligation to notify the Company of any such transfer will continue notwithstanding that a legend has been placed on the certificate pursuant to the preceding sentence.

10. Entire Agreement; Amendment. This Agreement and the documents incorporated by reference herein replace and merge all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitute the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement, except as otherwise provided herein. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

11. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee. The provisions of Section 6 shall survive the exercise of the Option.

12. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof, or, if applicable, the laws of the United States.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

NAVIGATOR HOLDINGS LTD

By:
Name:
Title:

EMPLOYEE

Print Name:

EXHIBIT A

NAVIGATOR HOLDINGS LTD. 2013 LONG-TERM INCENTIVE PLAN (THE “PLAN”)

NOTICE OF STOCK OPTION EXERCISE

OPTIONEE INFORMATION:

Name:	Employee Number:

Address:

OPTION INFORMATION:

Date of Grant: , , 20	Type of Option:	☐ Nonstatutory (NSO) or
☐ Incentive (ISO)
Exercise Price per share: $

Total number of shares of common stock (“Stock”) of Navigator Holdings Ltd. (the “Company”) covered by option:	shares

EXERCISE INFORMATION:

1.	Number of shares of Stock of the Company for which option is being exercised now: (These shares are referred to below as the “Purchased Shares.”)

2.	Total Exercise Price for the Purchased Shares: $

3.	Total tax withholding associated with Purchased Shares: $

(Please contact                      at                      to obtain this information.)

4.	Form of payment of exercise price (enclosed, as applicable) [check all that apply]:

☐ a.	Check for $ , made payable to “Navigator Holdings Ltd.”	☐ c.	I elect for the Company to withhold from the number shares of Stock set forth in Item 1 above a number of shares with a Fair Market Value (as defined in the Plan) equal to the Exercise Price set forth in my Stock Option Agreement. (These shares will be valued as of the date this notice is received by the Company.)
☐ b.	Certificate(s) for shares of Stock of the Company that I have owned for at least six months. (These shares will be valued as of the date this notice is received by the Company.)

5.	Form of payment of tax withholding (enclosed, as applicable) [check all that apply]:

☐ a.	Check for $ , made payable to “Navigator Holdings Ltd.	☐ c.	I elect for the Company to withhold from the number shares of Stock set forth in Item 1 above the number of shares necessary to satisfy the Company’s tax withholding obligations, based on the Fair Market Value (as defined in the Plan) of such shares. (These shares will be valued as of the date this notice is received by the Company.)
☐ b.	Certificate(s) for shares of Stock of the Company that I have owned for at least six months. (These shares will be valued as of the date this notice is received by the Company.)

6.	Names in which the Purchased Shares should be registered [you must check one]:

☐	a. In my name only

☐	b. In the names of my spouse and myself as community property	My spouse’s name (if applicable): _______________________________

☐	c. In the names of my spouse and myself as joint tenants with the right of survivorship

7.	The certificate for the Purchased Shares should be sent to the following address:

You must sign this Notice below before submitting it to the Company.

By:
Name:
Date: